Exhibit 5.1

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

January 18, 2013

BFC Financial Corporation

401 East Las Olas Boulevard

Suite 800

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

We have acted as counsel for BFC Financial Corporation, a Florida corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of an additional 3,500,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable pursuant to the BFC Financial Corporation 2005 Stock Incentive Plan, as amended (the “Plan”). The Company is also registering under the Registration Statement preferred share purchase rights (the “Purchase Rights” and, together with the Shares, the “Securities”) which, in accordance with the terms of the Rights Agreement, dated as of September 21, 2009 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), are attached to the Shares.

In connection with our opinion, we have examined the Plan, the Registration Statement, including all exhibits thereto, as filed with the SEC, the Rights Agreement, and the Amended and Restated Articles of Incorporation, as amended, and By-laws, as amended, of the Company, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Securities pursuant to the Plan.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents, (iv) the genuineness of all signatures and (v) that all factual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Company’s Board of Directors.

We have assumed further that (i) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, (ii) the Rights Agreement is the valid and legally binding obligation of the Rights Agent, (iii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized and (iv) with respect to the Rights, there are sufficient shares of capital stock authorized under the Company’s Amended and Restated Articles of Incorporation, as amended, and not otherwise reserved for issuance.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that (i) the Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan, be validly issued, fully paid and non-assessable and (ii) the Purchase Rights, if and when they become exercisable under the Rights Agreement and the Company has received the consideration set forth in the Rights Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Rights Agreement.

Our opinion expressed above with regard to the Purchase Rights is subject to the following qualifications: (i) such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on facts and circumstances existing at that time; (ii) such opinion addresses the Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Purchase Rights would result in invalidating the Purchase Rights in their entirety; and (iii) we have assumed that the Company’s Board of Directors acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement.

We express no opinion as to any law of any jurisdiction, including federal securities laws or the “blue sky” laws of any state or jurisdiction, other than the laws of the State of Florida. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter change and/or come to our attention.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER

ALHADEFF & SITTERSON, P.A.